January 28, 2016

Resource Credit Income Fund
c/o 80 Arkay Drive
Hauppauge, NY 11788

RE: Resource Credit Income Fund, File Nos. 333-200981 and 811-23016

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 of Resource Credit Income Fund. We hereby give your our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 under the Securities Act of 1933 (Amendment No. 3 under the Investment Company Act of 1940) and consent to all references to us in the Amendment.

Very truly yours,

/s/___________________

THOMPSON HINE LLP